Exhibit 99.1

Media contact:	Investor contact:
Bobbie Egan	Lavanya Sareen
Corporate Communications	Managing Director, Investor Relations
(206) 392-5134	(206) 392-5656

October 2, 2014

Alaska Air Group Reports September 2014 Operational Results

SEATTLE - Alaska Air Group Inc. (NYSE: ALK) today reported September and year-to-date operational results for its subsidiaries, Alaska Airlines and Horizon Air, and on a combined basis. Detailed information is provided below.

AIR GROUP
On a combined basis, Air Group reported a 9.0 percent increase in traffic on a 9.9 percent increase in capacity compared to September 2013. This resulted in a 0.7 point decrease in load factor to 81.9 percent. These statistics include flights operated by Alaska and those under capacity purchase agreements, including Horizon, SkyWest and PenAir.
The following table shows the operational results for September and year-to-date 2014, compared to the prior-year periods:

	September			Year-to-Date
	2014	2013	Change	2014	2013	Change
Revenue passengers (in thousands)	2,350	2,168	8.4%	21,996	20,720	6.2%
Revenue passenger miles RPM (in millions)	2,393	2,196	9.0%	23,078	21,852	5.6%
Available seat miles ASM (in millions)	2,923	2,659	9.9%	26,922	25,397	6.0%
Passenger load factor	81.9%	82.6%	(0.7) pts	85.7%	86.0%	(0.3) pts

-more-

ALASKA AIRLINES - MAINLINE
Alaska reported an 8.3 percent increase in traffic on a 9.2 percent increase in capacity compared to September 2013. This resulted in a 0.7 point decrease in load factor to 82.1 percent. Alaska also reported 87.0 percent of its flights arrived on time in September, compared to the 87.5 percent reported in September 2013.
The following table shows Alaska's operational results for September and year-to-date 2014, compared to the prior-year periods:

	September			Year-to-Date
	2014	2013	Change	2014	2013	Change
Revenue passengers (in thousands)	1,650	1,546	6.7%	15,796	14,973	5.5%
RPMs (in millions)	2,146	1,981	8.3%	20,871	19,864	5.1%
ASMs (in millions)	2,614	2,393	9.2%	24,197	22,973	5.3%
Passenger load factor	82.1%	82.8%	(0.7) pts	86.3%	86.5%	(0.2) pts
On-time arrivals as reported to U.S. DOT	87.0%	87.5%	(0.5) pts	86.7%	86.9%	(0.2) pts

HORIZON AIR
Horizon reported a 5.1 percent increase in September traffic on a 6.8 percent increase in capacity compared to September 2013. This resulted in a 1.3 point decrease in load factor to 78.6 percent. Horizon also reported 88.9 percent of its flights arrived on time in September, compared to the 84.5 percent reported in September 2013.
The following table shows Horizon's operational results for September and year-to-date 2014, compared to the prior-year periods:

	September			Year-to-Date
	2014	2013	Change	2014	2013	Change
Revenue passengers (in thousands)	625	575	8.7%	5,573	5,326	4.6%
RPMs (in millions)	184	175	5.1%	1,662	1,629	2.0%
ASMs (in millions)	234	219	6.8%	2,086	2,009	3.8%
Passenger load factor	78.6%	79.9%	(1.3) pts	79.7%	81.1%	(1.4) pts
On-time arrivals as reported to U.S. DOT	88.9%	84.5%	4.4 pts	88.6%	88.4%	0.2 pts

Alaska Airlines and Horizon Air, subsidiaries of Alaska Air Group (NYSE: ALK), together serve 100 cities through an expansive network in Alaska, the Lower 48, Hawaii, Canada and Mexico. Alaska Airlines ranked “Highest in Customer Satisfaction Among Traditional Network Carriers” in the J.D. Power and Associates for seven consecutive years from 2008 to 2014. Alaska Airlines’ Mileage Plan also ranked highest in the 2014 Airline Loyalty/Rewards Program Satisfaction Report. For reservations, visit www.alaskaair.com. For more news and information, visit the Alaska Airlines Newsroom at www.alaskaair.com/newsroom.

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